Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732

NEWS RELEASE

Company Contacts:
Beth Hicks, Assistant Vice President/Director of Marketing
(630) 954-4411
hicks@inlandrealestate.com

Inland Real Estate Corporation Brings Jo-Ann Fabric and Craft Store
to Joffco Square in Chicago

Oak Brook, Ill. (June 26, 2013) - Inland Real Estate Corporation (NYSE: IRC), a leading real estate investment trust that owns and operates high quality, necessity and value based retail centers in select markets in the Central United States, today announced that it has signed a lease with Jo-Ann Fabric and Craft Stores for a 16,651-square-foot location at Joffco Square, a shopping center in Chicago's South Loop neighborhood. The store is scheduled to open by the end of 2013.
“Jo-Ann adds a desirable retail category to Joffco Square, bringing the center to 100 percent leased,” said Mike Fitzgerald, vice president of leasing for Inland Real Estate Corporation. “We believe Jo-Ann will be another strong draw and a valuable addition to the shopping center.”
Located at 555 W. Roosevelt Road in Chicago, Joffco Square is a 95,354-square-foot multi-level urban shopping center. Tenants at the center include Best Buy, Bed Bath & Beyond and CorePower Yoga.
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About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community and power shopping centers and single-tenant retail properties located primarily in the Central United States. As of March 31, 2013, the Company owned interests in 154 investment properties, including 48 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15.3 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com. To connect with Inland Real Estate Corporation via LinkedIn, visit http://www.linkedin.com/company/inland-real-estate-corporation, or via Twitter at www.twitter.com/IRC_REIT.